Exhibit 99.2

Cellular Biomedicine Group Announces Interim Results from Phase IIb Clinical Trial for Knee Osteoarthritis Stem Cell ReJoinTMTherapy

SHANGHAI, China and PALO ALTO, Calif., March 25, 2015 /GlobeNewswire/ -- Cellular Biomedicine Group Inc. (NASDAQ: CBMG) (“CBMG” or the “Company”), a biomedicine firm engaged in the development of effective treatments for degenerative and cancerous diseases, today announced interim 24-week clinical data from the Phase IIb trial of its ReJoinTM human adipose-derived mesenchymal progenitor cell (haMPC) therapy for Knee Osteoarthritis (KOA). The data will be discussed by Dr. Wei (William) Cao, PhD, BM, Chief Executive Officer of Cellular Biomedicine Group at the 2015 Annual Regen Med Investor Day at the Metropolitan Club in New York City.

Dr. Cao commented, “We are very pleased to see that the KOA IIb interim data has confirmed observations from the Phase IIa trial and change in WOMAC scores in the ReJoinTM treatment arm, the primary endpoint of the Phase IIb trial, to be significantly higher than the randomized control therapy group.  We remain optimistic about the efficacy of ReJoinTM treatment for KOA. With 57 million KOA patients in China, this treatment represents an opportunity to improve the quality of life for a meaningful number of patients.”

ReJoinTM Phase IIb 24-week Data Analysis
The 24-week interim data shows the primary and secondary endpoints of ReJoinTM therapy group have all improved significantly compared to their baseline, which has confirmed our Phase IIa report (view report here), although only the change (47.12%) of WOMAC, the primary endpoint, is significantly higher than that of the ARTZ® control group (16.32%) (p=0.017).  A trend of improvement of the secondary endpoints, including cartilage MRI quantification, is observable at the 24th week.  The Company expects the final results to be available at the end of 2015.

About the Clinical Trial
The Phase IIb clinical research trial for KOA, registered with the U.S. National Institutes of Health (NIH) under the number NCT02162693 (click here to view), is led by Shanghai Renji Hospital, one of the largest teaching hospitals in China. The multi-center study enrolled 53 patients with knee osteoarthritis (Kellgren-Lawrence Grading Scale: grade II-III) to participate in a randomized, single blind trial.

The primary endpoints for the Phase IIb trial of ReJoinTM human adipose-derived mesenchymal progenitor cell (haMPC) therapy for KOA were safety and knee-related pain, stiffness and function measured using the Western Ontario and McMaster Universities (WOMAC) osteoarthritis index questionnaire. The secondary endpoints were patient safety and cartilage repair during the 24 weeks post-cell therapy, defined through changes of both knee joints’ cartilage volume measured with 3D SPGR quantitative magnetic resonance imaging (MRI) and read with a semi-automated segmentation method (ITK-SNAP) by three independent blind researchers, two of whom came from two independent third party institutes. In addition, Visual Analogue Scale Score (VAS), Short Form 36 and Lequesne Index of Severity for OA (ISOA) index scores were employed to assess knee pain, quality of life and joint function.

Further details of the clinical data may be viewed in the Company’s most recent presentation filed on Form 8-K with the SEC, which can be found on the Company’s website at the following link, http://cellbiomedgroup.com/investor-relations/investment-overview/ under SEC filings or presentations.

About Cellular Biomedicine Group
Cellular Biomedicine Group, Inc. develops proprietary cell therapies for the treatment of certain degenerative diseases and cancers.  Our developmental stem cell, progenitor cell, and immune cell projects are the result of research and development by scientists and doctors from China and the United States. Our flagship GMP facility, consisting of eight independent cell production lines, is designed, certified and managed according to U.S. standards.  To learn more about CBMG, please visit: www.cellbiomedgroup.com

Forward-Looking Statements
Statements in this press release relating to plans, strategies, trends, specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors inherent in doing business. Forward-looking statements may be identified by terms such as "may," "will," "expects," "plans," "intends," "estimates," "potential," or "continue," or similar terms or the negative of these terms. Although CBMG believes the expectations reflected in the forward-looking statements are reasonable, they cannot guarantee that future results, levels of activity, performance or achievements will be obtained. CBMG does not have any obligation to update these forward-looking statements other than as required by law.

Contacts:
Sarah Kelly
Director of Corporate Communications, CBMG
+1 650 566-5064
sarah.kelly@cellbiomedgroup.com

Vivian Chen
Managing Director Investor Relations, Grayling
+1 347-481-3711
vivian.chen@grayling.com